EXHIBIT 99.1

CHINA GROWTH EQUITY INVESTMENT LTD. ORDINARY SHARES AND WARRANTS TO
COMMENCE TRADING SEPARATELY ON JULY 29, 2011

July 28, 2011– New York, NY – China Growth Equity Investment Ltd.  (Nasdaq: CGEIU) (the “Company”) announced today that Deutsche Bank Securities, (“Deutsche”) the representative of the underwriters of its initial public offering of units, which was consummated on June 2, 2011, has notified the Company that commencing on Friday, July 29, 2011, the holders of the Company’s units may elect to separately trade the ordinary shares and warrants underlying the units. Those units not separated will continue to trade on the Nasdaq Capital Market  under the symbol “CGEIU” and each of the underlying ordinary shares and the warrants will trade on the Nasdaq Capital Market under the symbols “CGEI” and “CGEIW”, respectively.

The Company, which completed its initial public offering on June 2, 2011, is a blank check company recently formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or assets that has its principal business and/or material operations located in the People’s Republic of China.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

All questions and inquiries for further information should be directed to Jin Shi, the Company’s Chief Executive Officer. He can be reached via telephone at + 86-10-6569-3988.